Exhibit 99.1

Supernus Announces Second Quarter 2025 Financial Results

•Net sales of Qelbree® increased 31% in the second quarter of 2025, compared to the same period in 2024.
◦Net sales of Qelbree of $77.6 million and $142.3 million in the second quarter and first six months of 2025, respectively.
•Net sales of GOCOVRI® increased 16% in the second quarter of 2025, compared to the same period in 2024.
◦Net sales of GOCOVRI of $36.7 million and $67.4 million in the second quarter and first six months of 2025, respectively.
•ONAPGO™ (apomorphine hydrochloride) launched in April 2025.
•Total revenues were $165.5 million and $315.3 million for the three and six months ended June 30, 2025, respectively, compared to $168.3 million and $312.0 million, respectively, for the same periods in 2024.
◦Total revenues excluding Trokendi XR® and Oxtellar XR® net sales (non-GAAP)(1) increased 17% and 21% for the three and six months ended June 30, 2025, respectively, compared to the same periods in 2024.
•Operating income of $12.1 million and $1.9 million for the three and six months ended June 30, 2025, respectively.
•Adjusted operating earnings (non-GAAP)(1) were $40.9 million and $66.9 million for the three and six months ended June 30, 2025, respectively.
•Completed acquisition of Sage Therapeutics, Inc. (Sage) on July 31, 2025.
•Increasing full year 2025 revenue guidance and updating full year 2025 operating earnings (loss) guidance to reflect strong first-half 2025 performance and the Sage acquisition.

ROCKVILLE, Md., August 5, 2025 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the second quarter 2025 and associated Company developments.

"Our strong operating performance in the first half of the year was driven by continued strong sales growth of Qelbree and GOCOVRI, which combined accounted for 72% of total net sales in the second quarter of 2025," said Jack Khattar, President and CEO of Supernus. "Our focus for the second half of the year remains on the launch of ONAPGO, the successful integration of Sage Therapeutics, and the continued performance of our growth products," said Jack Khattar, President and CEO of Supernus.

Acquisition of Sage Therapeutics, Inc.

•The Company completed the acquisition of Sage Therapeutics on July 31, 2025, strengthening its leading presence in neuropsychiatric conditions with an innovative commercial product, ZURZUVAE® (zuranolone), and a novel CNS discovery platform. The acquisition is expected to accelerate mid- to long-term revenue and cash flow growth and further diversify the Company's revenue base.

Commercial Highlights

•Total IQVIA prescriptions(2) for Qelbree were 225,254 for the second quarter 2025, an increase of 23% compared to the same period in the prior year. Qelbree continues to expand its base of prescribers, with approximately 36,000 prescribers in the second quarter of 2025, up by 23% compared to the same period last year.

•In April 2025, the Company launched ONAPGO, the first and only subcutaneous apomorphine infusion device for the treatment of motor fluctuations in adults with advanced Parkinson's disease. ONAPGO demand is exceeding the Company's expectations, with more than 750 enrollment forms submitted by more than 300 prescribers through the end of the second quarter of 2025.
Product Pipeline Update
SPN-817 – Novel first-in-class highly selective AChE inhibitor for epilepsy
•The Phase 2b randomized, double-blind, placebo-controlled study of 3mg and 4mg twice daily doses is ongoing with a targeted enrollment of approximately 258 adult patients with treatment resistant focal seizures.

SPN-820 – Novel first-in-class molecule that increases mTORC1 mediated synaptic function for depression

•The Company plans to initiate a follow-on Phase 2b multi-center, randomized, double-blind, placebo-controlled trial in approximately 200 adults with major depressive disorder (MDD). The study will examine the safety and tolerability of SPN-820 2400 mg given intermittently (twice weekly) as an adjunctive treatment to the current baseline antidepressant therapy, as well as assess the rapid onset of improvement in depressive symptoms. The Company expects to initiate the Phase 2b study by the end of 2025.
SPN-443 – Novel stimulant for ADHD/CNS
•The Company completed a Phase 1 pharmacokinetic study of two oral formulations in healthy adults. Both formulations of SPN-443 showed adequate bioavailability and were well tolerated. The Company expects to disclose a lead indication for the product candidate by the end of 2025.
Financial Highlights
This section includes information on non-GAAP financial measures. See "Non-GAAP Financial Information" section for information on non-GAAP financial measures. In addition, a reconciliation of applicable GAAP to non-GAAP financial information is included at the end of this press release.

Revenues
The following table provides information regarding total revenues (dollars in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Change %	2025	2024	Change %
	(unaudited)
Net product sales
Qelbree	$77.6	$59.4	31%	$142.3	$104.5	36%
GOCOVRI	36.7	31.7	16%	67.4	58.3	16%
APOKYN®	12.8	17.3	(26)%	27.8	33.9	(18)%
Trokendi XR	11.2	17.1	(35)%	24.0	33.1	(27)%
Oxtellar XR	11.6	29.5	(61)%	21.8	56.5	(61)%
ONAPGO	1.6	—	100%	1.6	—	100%
Other(3)	6.5	7.5	(13)%	15.1	14.7	3%
Total net product sales	158.0	162.5	(3)%	300.0	301.0	—%
Royalty, licensing and other revenues(4)	7.5	5.8	29%	15.3	11.0	39%
Total revenues	$165.5	$168.3	(2)%	$315.3	$312.0	1%

Total revenues excluding Trokendi XR and Oxtellar XR net sales (non-GAAP)(1)	$142.7	$121.7	17%	$269.5	$222.4	21%

Other Financial Highlights
•Operating earnings were $12.1 million and $1.9 million for the three and six months ended June 30, 2025, compared to operating earnings of $22.6 million and $19.4 million for the same periods in 2024. The change was primarily due to higher contingent consideration loss, mainly related to the achievement of ONAPGO-related milestones, and higher selling and marketing expenses.
•Adjusted operating earnings (non-GAAP) were $40.9 million and $66.9 million for the three and six months ended June 30, 2025, compared to $45.5 million and $67.7 million for the same periods in 2024.
•Net earnings and diluted earnings per share were $22.5 million and $0.40 for the three months and $10.7 million and $0.19 for the six months ended June 30, 2025, respectively, compared to net earnings and diluted earnings per share of $19.9 million and $0.36 for the three months and $20.0 million and $0.36 six months ended June 30, 2024, respectively.
•At June 30, 2025, cash, cash equivalents, and current marketable securities were approximately $522.6 million compared to $453.6 million as of December 31, 2024. This increase was primarily due to cash generated from operations.
Full Year 2025 Financial Guidance

The Company is updating its full year 2025 financial guidance primarily to reflect strong performance in the first half of 2025 and the impact of the Sage acquisition(7) (dollars in millions):

	Current Guidance (as of August 5, 2025)(7)	Previous Guidance (as of February 25, 2025)
Total revenues (includes approximately $65 million - $75 million of Trokendi XR and Oxtellar XR)(5)(6)	$670 - $700	$600 - $630
Combined R&D and SG&A expenses	$505 - $530	$435 - $460
Operating earnings (loss)	$(70) - $(80)	$(15) - $10
Adjusted operating earnings (non-GAAP)(1)	$105 - $135	$105 - $130

Non-GAAP Financial Information

This press release contains financial measures that present financial information which do not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP adjusted operating earnings on a historical and projected basis adjusts for non-cash share-based compensation expense, depreciation and amortization, intangible asset impairment charges and changes to fair value of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. In addition to non-GAAP adjusted operating earnings, we also present total revenues excluding net sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP), which is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP). Beginning in the year a product loses exclusivity due to generic entrants, we generally do not expect net product sales of such products to constitute a significant part of our revenue in the future. We believe that the use of non-GAAP financial measures provides useful supplemental information to management, investors, analysts and others regarding the Company's revenue and results of operations and assist management, investors, analysts, and others in understanding and evaluating our revenue growth and the performance of the business.

There are limitations associated with the use of non-GAAP financial measures and therefore comparability may be limited. These limitations include: non-GAAP financial measures that may not be entirely comparable to similarly titled measures used by other companies; these may not reflect all items of income and expense, as applicable, that affect our operations; there may be potential differences among calculation methodologies; these may differ from the non-GAAP information used by other companies, including peer companies. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company's 2025 financial guidance is also being provided on both a GAAP and a non-GAAP basis.

End Notes
(1) See the section titled "Non-GAAP Financial Information" for information about this non-GAAP financial measure. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this press release.
(2) IQVIA data restatement July 1, 2025.
(3) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
(4) Royalty, licensing, and other revenues include royalties on generic Trokendi XR, Oxtellar XR, other licensed products and intellectual property.
(5) Includes net product sales and royalty, licensing, and other revenue.
(6) Reflects continued generic erosion of Trokendi XR and generic erosion of Oxtellar XR beginning in September 2024.
(7) Given the limited amount of time since the acquisition of Sage, the revised guidance as of August 5, 2025 is inclusive of expected revenue contribution from sales of ZURZUVAE®, estimated R&D and SGA expenses, estimated amortization of intangible assets acquired through the acquisition, and estimated certain acquisition-related one-time expenses, but does not yet reflect share-based compensation and change in fair value of contingent consideration. The estimates of expenses related to purchase accounting, such as acquisition-related expenses and amortization of acquired intangible assets, are subject to change and finalization of the accounting for the Sage acquisition.

Conference Call Details
Supernus will host a conference call and webcast today, August 5, 2025, at 4:30 p.m. Eastern Time to discuss these results.
A live webcast will be available in the Events & Presentations section of the Company's Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company's website for 60 days following the live call.

About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for attention-deficit hyperactivity disorder (ADHD), dyskinesia in Parkinson's disease (PD) patients receiving levodopa-based therapy, hypomobility in PD, postpartum depression (PPD), epilepsy, migraine, cervical dystonia, and chronic sialorrhea. We are developing a broad range of novel product candidates for CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company's ability to sustain and increase its profitability; the Company's ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company's corporate strategy; the Company's future financial performance and projected expenditures; the Company's ability to increase the number of prescriptions written for each of its products, the products of its subsidiaries, and products acquired through the acquisition of Sage; the Company's ability to increase its net revenue from its products, the products of its subsidiaries, and products acquired through the acquisition of Sage; the Company's ability to commercialize its products, the products of its subsidiaries, and products acquired through the acquisition of Sage; the Company's ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company's product research and development activities, including the timing and progress of the Company's clinical trials, and projected expenditures; the Company's ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company's product candidates; the Company's ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company's expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company's product candidates; the accuracy of the Company's estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company's ability to increase its manufacturing capabilities for its products and product candidates; the Company's projected markets and growth in markets; the Company's product formulations and patient needs and potential funding sources; the Company's staffing needs; changes to laws and regulations applicable to our industry, the impact of macroeconomic factors, such as economic downturns or uncertainty, international conflict, trade disputes and tariffs; and other risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$144,711	$69,331
Marketable securities	377,885	384,281
Accounts receivable, net	140,831	142,077
Inventories, net	44,023	54,293
Prepaid expenses and other current assets	31,416	36,088
Total current assets	738,866	686,070
Property and equipment, net	11,069	11,545
Intangible assets, net	481,307	521,912
Goodwill	117,019	117,019
Deferred income tax assets, net	6,181	—
Other assets	27,963	31,527
Total assets	$1,382,405	$1,368,073

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$77,739	$76,352
Accrued product returns and rebates	180,916	168,705
Contingent consideration, current portion	—	47,340
Other current liabilities	27,705	—
Total current liabilities	286,360	292,397
Operating lease liabilities, long-term	24,383	27,382
Deferred income tax liabilities, net	—	4,961
Other liabilities	7,762	7,600
Total liabilities	318,505	332,340

Commitments and contingencies

Stockholders' equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 56,119,360 and 55,743,095 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	56	56
Additional paid-in capital	496,946	479,440
Accumulated other comprehensive loss, net of tax	(200)	(189)
Retained earnings	567,098	556,426
Total stockholders' equity	1,063,900	1,035,733
Total liabilities and stockholders' equity	$1,382,405	$1,368,073

Supernus Pharmaceuticals, Inc.
Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Revenues
Net product sales	$157,995	$162,538	$299,983	$300,999
Royalty, licensing and other revenues	7,458	5,787	15,294	10,970
Total revenues	165,453	168,325	315,277	311,969

Costs and expenses
Cost of goods sold(a)	16,827	17,916	32,590	34,225
Research and development	22,115	26,183	49,042	51,113
Selling, general and administrative	93,551	85,904	183,495	172,420
Amortization of intangible assets	20,819	20,108	40,605	40,245
Contingent consideration loss (gain)	—	(4,355)	7,660	(5,450)
Total costs and expenses	153,312	145,756	313,392	292,553

Operating earnings	12,141	22,569	1,885	19,416

Other income (expense)
Interest and other income, net	4,528	3,733	8,953	7,129
Total other income (expense), net	4,528	3,733	8,953	7,129

Earnings before income taxes	16,669	26,302	10,838	26,545

Income tax expense (benefit)	(5,830)	6,386	166	6,505
Net earnings	$22,499	$19,916	$10,672	$20,040

Earnings per share
Basic	$0.40	$0.36	$0.19	$0.37
Diluted	$0.40	$0.36	$0.19	$0.36

Weighted average shares outstanding
Basic	56,024,771	54,978,781	55,945,434	54,890,265
Diluted	56,643,189	55,724,283	56,688,754	55,675,474

(a) Excludes amortization of intangible assets.

Supernus Pharmaceuticals, Inc.
Reconciliations of GAAP to Non-GAAP Financial Information
(unaudited)

Reconciliation of GAAP Total revenues to Non-GAAP Total revenues excluding Trokendi XR and Oxtellar XR net sales
An itemized reconciliation between total revenues on a GAAP basis and Total revenues excluding Trokendi XR and Oxtellar XR net sales, a non-GAAP measure, is as follows (dollars in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Change %	2025	2024	Change %
Total revenues (GAAP)(1)	$165.5	$168.3	(2)%	$315.3	$312.0	1%
Adjustments:
Trokendi XR net product sales	(11.2)	(17.1)	(35)%	(24.0)	(33.1)	(27)%
Oxtellar XR net product sales	(11.6)	(29.5)	(61)%	(21.8)	(56.5)	(61)%
Total revenues excluding Trokendi XR and Oxtellar XR net sales (non-GAAP)(1)	$142.7	$121.7	17%	$269.5	$222.4	21%
___________________________________________
(1) Includes net product sales and royalty, licensing, and other revenues.
Reconciliation of GAAP Operating Earnings to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between operating earnings on a GAAP basis and adjusted operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating earnings - As Reported (GAAP)	$12.1	$22.6	$1.9	19.4
Adjustments:
Amortization of intangible assets	20.8	20.1	40.6	40.2
Share-based compensation	7.5	6.6	15.6	12.4
Contingent consideration loss (gain)	—	(4.4)	7.7	(5.5)
Depreciation	0.5	0.6	1.1	1.2
Operating earnings - As Adjusted (non-GAAP)	$40.9	$45.5	$66.9	$67.7
Non-GAAP adjusted operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, intangible assets impairment charges, and depreciation.

Reconciliation of Full Year 2025 Financial Guidance - GAAP Operating Earnings (Loss) to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between projected operating earnings (loss) on a GAAP basis for the full year 2025 and projected adjusted operating earnings on a non-GAAP basis for the full year 2025 is as follows (dollars in millions):

	Revised Guidance (as of August 5, 2025)(7)	Previous Guidance (as of February 25, 2025)
Operating earnings (loss) - GAAP(7)	$(70) - $(80)	$(15) - $10
Adjustments(7):
Amortization of intangible assets	$90 - $100	$81 - $84
Share-based compensation	$30 - $34	$30 - $34
Contingent consideration loss	$7 - $8	$7 - $8
Depreciation	$3 - $3	$2 - $3
Acquisition-related costs	$55 - $60	—
Operating earnings - As Adjusted (non-GAAP)	$105 - $135	$105 - $130

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
(301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo
ICR Healthcare
(443) 213-0505
peter.vozzo@icrhealthcare.com